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                                                                    EXHIBIT 12.1

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
                                                Interep National Radio Sales, Inc.
                                             Calculation of Earnings to Fixed Charges
                                                      (Thousands of dollars)


                                                                          Years Ended December 31,
                                                  1994             1995             1996             1997             1998
Earnings:
      Operating income                        $   9,232        $   7,182        $   7,869        $   9,052        $  15,038
      Fixed charges                               1,359            1,401            1,455            1,511            2,355
                                             -------------------------------------------------------------------------------
Earnings as adjusted                          $  10,591        $   8,583        $   9,324        $  10,563           17,393

Fixed Charges:
      Interest on debt                        $   3,379        $   3,494        $   4,049        $   3,888            7,608
      Amortization of debt issuance costs            94               55               73               89              924
      Imputed interest portion of rent            1,265            1,346            1,382            1,422            1,431
                                             -------------------------------------------------------------------------------
Total fixed charges                           $   4,738        $   4,895        $   5,504        $   5,399            9,963

Ratio of earnings to fixed charges            $   2.24         $   1.75         $   1.69         $   1.96         $   1.75
                                             ===============================================================================
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